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                                                                    EXHIBIT 99.A


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                                                            FINANCIAL INNOVATORS

News Release

                                           [LETTERHEAD OF THE FINOVA GROUP INC.]

Contact at FINOVA:
Stuart Tashlik
480/636-5355

   The FINOVA Group Inc. and Subsidiaries File Joint Plan of Reorganization
                             with Bankruptcy Court

SCOTTSDALE, Ariz., May 2, 2001 - The FINOVA Group Inc. (NYSE: FNV) announced today that FINOVA and eight of its subsidiaries, including FINOVA Capital Corporation, have filed a proposed Joint Plan of Reorganization with the United States Bankruptcy Court for the District of Delaware.

The Plan contemplates implementation of a comprehensive restructuring transaction with Berkadia LLC, a joint venture of Berkshire Hathaway Inc. and Leucadia National Corporation, that was first announced on February 27, 2001.

As more fully described in the Plan, Berkadia will make a $6 billion loan to FINOVA Capital. The loan proceeds, together with cash on hand, will fund a cash disbursement to general unsecured creditors of FINOVA Capital equal to 60% of their claims, an increase from the approximately 54% cash payment originally proposed. In addition, FINOVA will issue ten-year New Senior Notes equal to 40% of the general unsecured claims against FINOVA Capital. The New Senior Notes will be secured by a second lien on the stock of FINOVA Capital. Interest on the New Senior Notes will be payable semi-annually out of available cash (calculated as provided in the Plan documents), after payment of quarterly interest on the Berkadia loan. Principal on the New Senior Notes will be paid out of available cash, after payment in full of the Berkadia loan. In addition, while the Berkadia loan is outstanding and not in default, a liquidity feature of the Plan that was not included in the original proposal will require FINOVA to commit $75 million of available cash quarterly (up to a maximum of $1.5 billion in total) to repurchase New Senior Notes at a price not to exceed par plus accrued interest (subject to availability of New Senior Notes at
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or below the maximum price). After payment in full of the Berkadia loan, 95% of available cash will be used to pay the New Senior Notes and 5% will be used for payments to FINOVA stockholders. The New Senior Notes also provide for payment under certain circumstances of up to $100 million in the aggregate of additional interest to holders of the New Senior Notes. Holders of general unsecured claims against FINOVA Capital will also receive a cash payment of postpetition interest upon the effective date of the Plan.

Berkshire Hathaway owns approximately $1.4 billion of existing FINOVA Capital bank and bond debt and therefore is expected to be a significant holder of New Senior Notes. Berkshire Hathaway will participate in FINOVA's quarterly repurchase of New Senior Notes pro rata to its interest in the New Senior Notes at the weighted average price paid in each quarterly repurchase.

All other terms of the Plan are substantially the same as previously disclosed in FINOVA's February 28, 2001 filing on Form 8-K.

The Bankruptcy Court has not approved the proposed Plan or the Disclosure Statement filed today with the proposed Plan. The solicitation process will not begin until the Bankruptcy Court approves the Disclosure Statement and authorizes FINOVA to solicit the votes of their creditors and stockholders in connection with the Plan. Thereafter, FINOVA will send the proposed Plan and Disclosure Statement to all creditors and stockholders who are entitled to vote on the Plan.

The FINOVA Group Inc., through its principal operating subsidiary, FINOVA Capital Corporation, is a financial services company focused on providing a broad range of capital solutions primarily to midsize businesses. FINOVA is headquartered in Scottsdale, Arizona. For more information, visit the company's website at www.finova.com.
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This news release contains forward-looking statements such as predictions or forecasts. FINOVA assumes no obligation to update those statements to reflect actual results, changes in assumptions and other factors. The forward-looking statements are subject to known and unknown risks, uncertainties and other factors that could cause actual results to differ materially from those projected. Those factors include Bankruptcy Court and creditor approval of the Plan; funding of the Berkadia loan; FINOVA's ability to address its financing requirements in light of its existing debt obligations and market conditions; pending and potential litigation related to charges to earnings; the results of efforts to implement FINOVA's business strategy, including the ability to attract and retain key personnel and customers; conditions that adversely impact FINOVA's borrowers and their ability to meet their obligations to FINOVA; actual results in connection with
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continuing or discontinued operations; the adequacy of FINOVA's loan loss reserves and other risks detailed in FINOVA's SEC reports, including pages 14 and 15 of FINOVA's 10-K/A for 2000.

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